Exhibit 15.1

Onestop Assurance PAC
10 Anson Road
#21-14 International Plaza
Singapore 079903
Email: audit@onestop-audit.com
Website: https://www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-283335) of our report dated August 6, 2026, relating to the audit of the consolidated statements of financial position of Metalpha Technology Holding Limited and related consolidated statement of profit or loss and comprehensive loss, changes in equity, and cash flows of the year ended March 31, 2026 and related notes (collectively referred to as the “financial statements”), which appears in this Form 20-F Commission on August 6, 2026.

/s/ Onestop Assurance PAC

Singapore

August 6, 2026